Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GALILEO MERGER HOLDINGS, INC.

Galileo Merger Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By unanimous consent of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

Resolved, that the Certificate of Incorporation of the Corporation be amended by deleting the Article thereof numbered “1.” and replacing it as follows:

“1. Name. The name of this Corporation is GigOptix, Inc.”

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IN WITNESS WHEREOF, Galileo Merger Holdings, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by Peter Biere, its President, this 9th day of April, 2008.

GALILEO MERGER HOLDINGS, INC.

By:	/s/ Peter Biere
Name:	Peter Biere
Title:	President